                                August 26, 1997



VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

        Re: Franklin Covey Co. - Amendment No. 1 to Schedule 13D

Ladies and Gentlemen:

        Submitted herewith is Amendment No. 1 to the Schedule 13D for the Franklin Covey Co. Group. This filing is being effected by direct transmission via the Commission's EDGAR System. No fee is required in connection with this filing. If you have any questions concerning this material, please do not hesitate to call the undersigned or Richard G. Brown at (801) 532-7840.

                                        Sincerely,


                                        /s/  SUSAN ALLEN
                                        -----------------------------------
                                        Susan Allen
                                        Legal Assistant


Enclosure
cc:  Franklin Covey Co.
     Richard G. Brown

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                               Franklin Covey Co.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.05 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   353469 10 9
                      -------------------------------------
                                 (CUSIP Number)


                             Richard G. Brown, Esq.
                      Kimball, Parr, Waddoups, Brown & Gee
                                 P.O. Box 11019
                            Salt Lake City, UT 84147
                                 (801) 532-7840


--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                 August 11, 1997
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box. |_|.


NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                  Page 1 of 33                  SEC 1746 (12-91)

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  2  of  33  Pages
          ------------                                        ---    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Hyrum W. Smith ("Smith")
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY


--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]


--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

                                 1,055,158 (Includes 635,048 shares held in the
   NUMBER OF                               name of The Hyrum W. Smith Trust as
     SHARES                                to which Smith has sole investment
  BENEFICIALLY                             and voting power and 145,000 shares
   OWNED BY                                issuable upon the exercise of
      EACH                                 currently exercisable options)
   REPORTING
     PERSON        -------------------------------------------------------------
      WITH            8        SHARED VOTING POWER

                                 -0-
                   -------------------------------------------------------------
                      9        SOLE DISPOSITIVE POWER

                                 1,055,158 (Includes 635,048 shares held in the
                                           name of The Hyrum W. Smith Trust as
                                           to which Smith has sole investment
                                           and voting power and 145,000 shares
                                           issuable upon the exercise of
                                           currently exercisable options)

                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,055,158 (Includes 635,048 shares held in the name of The Hyrum
                        W. Smith Trust as to which Smith has sole investment and voting power and 145,000 shares issuable upon the exercise of currently exercisable options)

--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               4.3%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  3  of  33  Pages
          ------------                                        ---    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Arlen B. Crouch

--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY


--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]


--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

                                  280,000 (Includes 30,000 shares held in the
                                          name of The Arlen B. Crouch Family
                                          Foundation and 250,000 shares issuable
                                          upon the exercise of currently
                                          exercisable options)
   NUMBER OF
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        70,000
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  280,000 (Includes 30,000 shares held in the
                                          name of The Arlen B. Crouch Family
                                          Foundation and 250,000 shares issuable
                                          upon the exercise of currently
                                          exercisable options)

                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  70,000
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               350,000 (Includes 30,000 shares held in the name of The Arlen B.
                       Crouch Family Foundation and 250,000 shares issuable upon the exercise of currently exercisable options)

--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               1.4%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  4  of  33  Pages
          ------------                                        ---    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Robert F. Bennett
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY


--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]


--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

                                  476,849 (These shares are held by The Robert
                                          F. Bennett Asset Management Trust, of
    NUMBER OF                             which Bennett is the beneficiary and
     SHARES                               settlor, with power to revoke)
  BENEFICIALLY
   OWNED BY        -------------------------------------------------------------
      EACH             8       SHARED VOTING POWER
   REPORTING
     PERSON                       3,810 (These shares are held by Bennett's
      WITH                              daughters who share Bennett's household)

                   -------------------------------------------------------------
                      9        SOLE DISPOSITIVE POWER

                                  476,849 (These shares are held by The Robert
                                          F. Bennett Asset Management Trust, of
                                          which Mr. Bennett is the beneficiary
                                          and settlor, with power to revoke)

                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  3,810 (These shares are held by Bennett's
                                        daughters who share Bennett's household)

--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               480,659 (Includes (i) 476,849 shares held by The Robert F.
                       Bennett Asset Management Trust, of which Bennett is the beneficiary and settlor, with power to revoke and (ii) 3,810 shares held by Bennett's daughters who share Bennett's household)

--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               2.0%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  5  of  33  Pages
          ------------                                        ---    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Stephen R. Covey
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

   NUMBER OF                      2,036,566
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  2,036,566
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,036,566
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               8.3%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  6  of  33  Pages
          ------------                                        ---    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Stephen M. R. Covey
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

   NUMBER OF                      318,411
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  318,411
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               318,411
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               1.3%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  7  of  33  Pages
          ------------                                        ---    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Blaine N. Lee
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

   NUMBER OF                      318,411
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  318,411
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               318,411
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               1.3%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  8  of  33  Pages
          ------------                                        ---    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               A. Roger Merrill
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

   NUMBER OF                      318,411
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  318,411
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               318,411
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               1.3%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  9  of  33  Pages
          ------------                                        ---    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Brad G. Anderson
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

   NUMBER OF                      318,411
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  318,411
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               318,411
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               1.3%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  10  of  33  Pages
          ------------                                        ----    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               John M. R. Covey
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

   NUMBER OF                      192,314
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  192,314
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               192,314
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .8%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  11  of  33  Pages
          ------------                                        ----    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Roice N. Krueger
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

   NUMBER OF                      127,364
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  127,364
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               127,364
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .5%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  12  of  33  Pages
          ------------                                        ----    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               David N. Conley
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

   NUMBER OF                      127,364
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  127,364
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               127,364
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .5%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  13  of  33  Pages
          ------------                                        ----    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Robert J. Guindon
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

   NUMBER OF                      127,364
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  127,364
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               127,364
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .5%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  14  of  33  Pages
          ------------                                        ----    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Kevin R. Cope
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

   NUMBER OF                      127,364
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  127,364
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               127,364
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .5%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  15  of  33  Pages
          ------------                                        ----    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Charles S. Farnsworth
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

   NUMBER OF                      127,364
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  127,364
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               127,364
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .5%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  16  of  33  Pages
          ------------                                        ----    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               David Hanna
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

   NUMBER OF                      127,364
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  127,364
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               127,364
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .5%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  17  of  33  Pages
          ------------                                        ----    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Greg D. Link
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER


   NUMBER OF                      127,364
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  127,364
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               127,364
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               .5%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  18  of  33  Pages
          ------------                                        ----    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Michael Sean M. Covey
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER


   NUMBER OF                      318,411
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  318,411
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               318,411
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               1.3%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  19  of  33  Pages
          ------------                                        ----    ----

--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               David M. R. Covey
--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          SOURCE OF FUNDS*

               N/A
--------------------------------------------------------------------------------
 5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                               [ ]

--------------------------------------------------------------------------------
 6          CITIZENSHIP OR PLACE OF ORGANIZATION


               United States
--------------------------------------------------------------------------------
                      7        SOLE VOTING POWER

   NUMBER OF                      318,411
     SHARES        -------------------------------------------------------------
  BENEFICIALLY        8        SHARED VOTING POWER
   OWNED BY
      EACH                        -0-
   REPORTING       -------------------------------------------------------------
     PERSON           9        SOLE DISPOSITIVE POWER
      WITH
                                  318,411
                   -------------------------------------------------------------
                     10        SHARED DISPOSITIVE POWER

                                  -0-
--------------------------------------------------------------------------------
11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               318,411
--------------------------------------------------------------------------------
12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*                                                          [ ]

--------------------------------------------------------------------------------
13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

               1.3%
--------------------------------------------------------------------------------
14          TYPE OF REPORTING PERSON*

               IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  20  of  33  Pages
          ------------                                        ----    ----


THIS AMENDMENT NO. 1 TO SCHEDULE 13D AMENDS AND SUPPLEMENTS, AND SHOULD BE READ IN CONJUNCTION WITH, THE SCHEDULE 13D FILED ON JUNE 9, 1997.

ITEM 1. SECURITY AND ISSUER

        (a) Title of Class of Equity Securities: Common Stock, $0.05 par value (the "Common Stock")

        (b)    Name of Issuer:  Franklin Covey Co. (the "Issuer")

        (c) Address of Issuer's Principal Executive Office: 2200 West Parkway Boulevard, Salt Lake City, UT 84119

ITEM 2. IDENTITY AND BACKGROUND

        (a)-(c)This amended Statement on Schedule 13D (the "Statement") is being filed by and on behalf of the persons listed on Schedule A hereto (each a "Reporting Person" and, collectively, the "Reporting Persons"). Schedule A sets forth for each Reporting Person the following information, which is incorporated herein by reference:
               (i) the name of such Reporting Person, (ii) the business address of such Reporting Person and (iii) the principal business, occupation or employment of such Reporting Person.

        (d)-(e)During the last five years, none of the Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor were any of the Reporting Persons a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, as a result of which was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

        (f)    Each of the Reporting Persons is a United States citizen.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

               Not applicable because the transaction involved a disposition by one of the Reporting Persons and not an acquisition of securities.

ITEM 4. PURPOSE OF TRANSACTION

               In a private transaction completed on August 11, 1997, Hyrum W. Smith ("Smith") transferred a total of 750,000 shares of the Common Stock to the Issuer at a price of $24.00 per share. Of such shares, 680,000 shares were transferred by Smith individually and 70,000 shares were transferred by Smith as trustee of The Hyrum W. Smith Trust. The sales were made to allow Smith to fund commitments to charitable institutions and repay debt.

               Each of the Reporting Persons reserves the right to purchase additional shares of the Common Stock or to dispose of shares of the Common Stock in the open market, in privately negotiated transactions or in any other lawful manner in the future.

               Each of the Reporting Persons is a party to a Shareholders Agreement dated as of May 30, 1997 (the "Shareholders Agreement"). Pursuant to the Shareholders Agreement, each Reporting Person has agreed that until August 31, 2000, such Reporting Person shall vote all

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  21  of  33  Pages
          ------------                                        ----    ----


        shares of the Common Stock held by such Reporting Person in favor of the election of members to serve on the Issuer's Board of Directors as shall be nominated by the Nominating Committee of the Issuer's Board of Directors. As a result of the Shareholders Agreement, the Reporting Persons may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 (the "Exchange Act") and accordingly may be deemed to have beneficial ownership of all of the shares of Common Stock subject to the Shareholders Agreement. Each of the Reporting Persons expressly disclaims beneficial ownership of shares of the Common Stock other than shares expressly identified herein as beneficially owned by such Reporting Person.

               Except as described above, the Reporting Persons presently have no plans or proposals which relate to or would result in any action enumerated in subparagraphs (a) through (j) of the instructions for Item 4 of Schedule 13D.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

        (a) The responses of the Reporting Persons to Items 7-11 of the cover sheets to this Statement (the "Cover Sheets"), which relate to the beneficial ownership of the Common Stock, are incorporated herein by reference. Each of the Reporting Persons, pursuant to the Shareholders Agreement, has agreed to certain voting provisions with respect to the election of directors of the Issuer. As a result of the Shareholders Agreement, the Reporting Persons may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Exchange Act and, accordingly, may be deemed to have beneficial ownership of all of the shares of the Common Stock subject to the Shareholders Agreement. In the aggregate, 6,916,711 shares, representing 27.7% of the outstanding shares of Common Stock, are subject to the Shareholders Agreement. The percentage of shares of Common Stock owned is based in each case upon 24,575,607 shares outstanding, consisting of 25,325,607 shares outstanding on June 25, 1997, as set forth in the Issuer's Form 10-Q for the quarter ending May 31, 1997, minus the 750,000 shares of the Common Stock repurchased from Smith by the Issuer. Each of the Reporting Persons expressly disclaims beneficial ownership of shares of the Common Stock other than shares expressly identified herein as beneficially owned by such Reporting Person.

        (b) Each of the Reporting Persons has the sole power to vote or direct the vote, shared power to vote or direct the vote, sole power to dispose of or direct the disposition of and shared power to dispose of or direct the disposition of the shares of the Common Stock listed on such person's respective Cover Sheet as being beneficially owned by such person.

        (c) On August 11, 1997, 680,000 shares of the Common Stock were purchased by the Issuer from Smith and 70,000 shares of the Common Stock were purchased by the Issuer from Smith as trustee of The Hyrum W. Smith Trust at a price of $24.00 per share.

        (d) No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the above-discussed shares of the Common Stock.

        (e)    Not applicable.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  22  of  33  Pages
          ------------                                        ----    ----


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

               Each of the Reporting Persons is a party to the Shareholders Agreement. Pursuant to the Shareholders Agreement, each Reporting Person has agreed that until August 31, 2000, such Reporting Person shall vote all shares of the Common Stock held by such Reporting Person in favor of the election of members to serve on the Issuer's Board of Directors as shall be nominated by the Nominating Committee of the Issuer's Board of Directors.

               Each of the Reporting Persons other than Smith, Crouch and Bennett were former shareholders of Covey Leadership Center, Inc. (the "Covey Shareholders"). Each of the Covey Shareholders is also a party to a Registration Rights Agreement dated May 30, 1997 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, a Covey Shareholder is required to give the Issuer notice of any proposed transfer of shares of the Common Stock held by such Covey Shareholder. In addition, in the event the Issuer proposes to register any securities under the Securities Act of 1933 during the period from May 30, 1999 to May 30, 2002, the Issuer must provide notice of such proposed registration to the Covey Shareholders.

               Each of the Covey Shareholders has signed an Investment Letter and Agreement Not to Sell (the "Investment Letters") dated May 30, 1997. Pursuant to the Investment Letters, each Covey Shareholder has made certain representations regarding such Shareholder's acquisition of shares of the Common Stock.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

               Attached hereto as Exhibit A is the written agreement relating to the filing of a joint statement as required by Rule 13d-1(f) under the Securities Exchange Act of 1934.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  23  of  33  Pages
          ------------                                        ----    ----



                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Hyrum W. Smith by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Arlen B. Crouch, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated
                                    June 5, 1997, a conformed
                                    copy of which is on file with the
                                    Commission and incorporated herein
                                    by this reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Robert F. Bennett, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L THELER
------------------------------      -----------------
Date                                Stephen R. Covey, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  24  of  33  Pages
          ------------                                        ----    ----


August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Stephen M. R. Covey, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Blaine N. Lee, by John L. Theler, Attorney-
                                    in-Fact pursuant to a Power of Attorney
                                    dated June 3, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                A. Roger Merrill, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Brad G. Anderson, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  25  of  33  Pages
          ------------                                        ----    ----


August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                John M. R. Covey, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference




August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Roice N. Krueger, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated
                                    June 4, 1997, a conformed
                                    copy of which is on file with
                                    the Commission and incorporated
                                    herein by this reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                David Conley, by John L. Theler, Attorney-
                                    in-Fact pursuant to a Power of Attorney
                                    dated May 30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Robert J. Guindon, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Kevin R. Cope, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  26  of  33  Pages
          ------------                                        ----    ----


August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Charles S. Farnsworth, by John L. Theler,
                                    Attorney-in-Fact pursuant to a Power of
                                    Attorney dated May 30, 1997, a conformed
                                    copy of which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                David Hanna, by John L. Theler, Attorney-
                                    in-Fact pursuant to a Power of Attorney
                                    dated June 3, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Greg D. Link, by John L. Theler, Attorney-
                                    in-Fact pursuant to a Power of Attorney
                                    dated May 30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Michael Sean M. Covey, by John L. Theler,
                                    Attorney-in-Fact pursuant to a Power of
                                    Attorney dated May 30, 1997, a conformed
                                    copy of which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                David M. R. Covey, by John L. Theler,
                                    Attorney-in-Fact pursuant to a Power of
                                    Attorney dated June 4, 1997, a conformed
                                    copy of which is on file with the Commission
                                    and incorporated herein by this
                                    reference

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  27  of  33  Pages
          ------------                                        ----    ----



                                   SCHEDULE A

                             Identity and Background

               The following table sets forth for each Reporting Person (i) the name of such Reporting Person, (ii) the business address of such Reporting Person and (iii) the principal business, occupation or employment of such Reporting Person:

        1.     (i)    Hyrum W. Smith
               (ii)   2200 West Parkway Boulevard
                      Salt Lake City, UT  84119
               (iii)  Chairman and Chief Executive Officer; Franklin Covey Co.

        2.     (i)    Arlen B. Crouch
               (ii)   2566 Barcelona Drive
                      Sandy, UT  84093
               (iii)  Retired

        3.     (i)    Robert F. Bennett
               (ii)   125 South State Street
                      Salt Lake City, UT  84111
               (iii)  Senator, United States Senate

        4.     (i)    Stephen R. Covey
               (ii)   3507 North University Avenue
                      Provo, UT  84604
               (iii)  Co-Chairman of Board; Franklin Covey Co.

        5.     (i)    Stephen M. R. Covey
               (ii)   3507 North University Avenue
                      Provo, UT  84604
               (iii)  President of Covey Leadership Center Division, Franklin
                      Covey Co.

        6.     (i)    Blaine N. Lee
               (ii)   360 West 4800 North
                      Provo, UT  84604
               (iii)  Vice President; Franklin Covey Co.

        7.     (i)    A. Roger Merrill
               (ii)   3507 North University Avenue
                      Provo, UT  84604
               (iii)  Author and Consultant; Franklin Covey Co.

        8.     (i)    Brad G. Anderson
               (ii)   3507 North University Avenue
                      Provo, UT  84604
               (iii)  Vice President; Franklin Covey Co.

        9.     (i)    John M. R. Covey
               (ii)   3507 North University Avenue
                      Provo, UT  84604
               (iii)  Director-Home and Family; Franklin Covey Co.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  28  of  33  Pages
          ------------                                        ----    ----


        10.    (i)    Roice N. Krueger
               (ii)   360 West 4800 North
                      Provo, UT  84604
               (iii)  Vice President; Franklin Covey Co.

        11.    (i)    David N. Conley
               (ii)   5779 South Highland Drive
                      Salt Lake City, UT  84117
               (iii)  Consultant; Self-employed

        12.    (i)    Robert J. Guindon
               (ii)   3507 North University Avenue
                      Provo, UT  84604
               (iii)  Executive Vice President-International Operations;
                      Franklin Covey Co.

        13.    (i)    Kevin R. Cope
               (ii)   3507 North University Avenue
                      Provo, UT  84604
               (iii)  Vice President and General Manager-Professional Services;
                      Franklin Covey Co.

        14.    (i)    Charles S. Farnsworth
               (ii)   3507 North University Avenue
                      Provo, UT  84604
               (iii)  Vice President and General Manager; Franklin Covey Co.

        15.    (i)    David Hanna
               (ii)   3507 North University Avenue
                      Provo, UT  84604
               (iii)  Senior Consultant; Franklin Covey Co.

        16.    (i)    Greg D. Link
               (ii)   3507 North University Avenue
                      Provo, UT  84604
               (iii)  Vice President of Business Development and Public
                      Relations; Franklin Covey Co.

        17.    (i)    Michael Sean M. Covey
               (ii)   360 West 4800 North
                      Provo, UT  84604
               (iii)  Vice President of Stores; Franklin Covey Co.

        18.    (i)    David M. R. Covey
               (ii)   Ground Floor, Fujitsu House
                      159 Coronation Drive
                      Milton, QLD 4064
                      Australia
               (iii)  Executive Vice President-Marketing; Franklin Covey Co.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  29  of  33  Pages
          ------------                                        ----    ----



                                INDEX TO EXHIBITS



      EXHIBIT               DESCRIPTION
---------------------       ----------------------------------------------------
         A                  Written agreement relating to the filing of a joint
                            statement as required by Rule 13d-1(f) under the
                            Securities Exchange Act of 1934.

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  30  of  33  Pages
          ------------                                        ----    ----



                                    EXHIBIT A


                                    AGREEMENT

        Each of the undersigned agrees that this Amendment No. 1 to Schedule 13D relating to equity securities of Franklin Covey Co. shall be filed on behalf of each of the undersigned.



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Hyrum W. Smith by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Arlen B. Crouch, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated
                                    June 5, 1997, a conformed
                                    copy of which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Robert F. Bennett, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Stephen R. Covey, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  31  of  33  Pages
          ------------                                        ----    ----


August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Stephen M. R. Covey, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Blaine N. Lee, by John L. Theler, Attorney-
                                    in-Fact pursuant to a Power of Attorney
                                    dated June 3, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                A. Roger Merrill, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Brad G. Anderson, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  32  of  33  Pages
          ------------                                        ----    ----


August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                John M. R. Covey, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Roice N. Krueger, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated
                                    June 4, 1997, a conformed
                                    copy of which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                David Conley, by John L. Theler, Attorney-
                                    in-Fact pursuant to a Power of Attorney
                                    dated May 30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Robert J. Guindon, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Kevin R. Cope, by John L. Theler,
                                    Attorney-in-Fact pursuant to
                                    a Power of Attorney dated May
                                    30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference

CUSIP No.  353469 10 9            SCHEDULE 13D           Page  33  of  33  Pages
          ------------                                        ----    ----


August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Charles S. Farnsworth, by John L. Theler,
                                    Attorney-in-Fact pursuant to a Power of
                                    Attorney dated May 30, 1997, a conformed
                                    copy of which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                David Hanna, by John L. Theler, Attorney-
                                    in-Fact pursuant to a Power of Attorney
                                    dated June 3, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Greg D. Link, by John L. Theler, Attorney-
                                    in-Fact pursuant to a Power of Attorney
                                    dated May 30, 1997, a conformed copy of
                                    which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                Michael Sean M. Covey, by John L. Theler,
                                    Attorney-in-Fact pursuant to a Power of
                                    Attorney dated May 30, 1997, a conformed
                                    copy of which is on file with the Commission
                                    and incorporated herein by this
                                    reference



August 22, 1997                     /s/ JOHN L. THELER
------------------------------      ------------------
Date                                David M. R. Covey, by John L. Theler,
                                    Attorney-in-Fact pursuant to a Power of
                                    Attorney dated June 4, 1997, a conformed
                                    copy of which is on file with the Commission
                                    and incorporated herein by this
                                    reference